Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of November 16, 2010

BEAZER HOMES USA, INC.,

CITIBANK, N.A.,

as Lender

and

CITIGROUP GLOBAL MARKETS INC.,

as Lead Arranger and Bookrunner

$137,500,000 DELAYED DRAW TERM LOAN FACILITY

-i-

LIST OF SCHEDULES AND EXHIBITS

Schedule	Description

Schedule I	Subsidiaries of Borrower

-ii-

Exhibit	Description

Exhibit A	Form of Note

Exhibit B	Form of Certificate for Borrowings

-iii-

CREDIT AGREEMENT dated as of November 16, 2010, between BEAZER HOMES USA, INC., a Delaware corporation (the “Borrower”) and CITIBANK, N.A. (the “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that the Lender agree to extend credit to the Borrower, and the Lender has agreed to extend such credit to the Borrower, in an aggregate principal amount of up to $137,500,000 upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

“Acquired Indebtedness” means Indebtedness of any Person and its Subsidiaries existing at the time such Person became a Subsidiary of the Borrower (or such Person is merged with or into the Borrower or one of the Borrower’s Subsidiaries) or assumed in connection with the acquisition of assets from any such Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of (i) such Person being merged with or into or becoming a Subsidiary of the Borrower or one of its Subsidiaries (but excluding Indebtedness of such Person which is extinguished, retired or repaid in connection with such Person being merged with or into or becoming a Subsidiary of the Borrower or one of its Subsidiaries) or (ii) such acquisition of assets from any such Person.

“Adjusted Consolidated Tangible Net Worth” of the Borrower means Consolidated Tangible Net Worth plus the amount of any Mandatory Convertible Notes.

“Adjusted Indebtedness” of the Borrower means the Borrower’s Indebtedness minus the amount of any Mandatory Convertible Notes.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes hereof, each executive officer and director of the Borrower and each Subsidiary of the Borrower will be an Affiliate of the Borrower. In addition, for purposes hereof, control of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” will not include, with respect to the Borrower or any Restricted Subsidiary which is a Wholly-Owned Subsidiary of the Borrower, any Restricted Subsidiary which is a Wholly-Owned Subsidiary of the Borrower.

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, the sum of (a) a rate per annum equal to the greater of (i) the Base Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% per annum, plus (b) the Applicable Margin. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, as at any date of determination, 0.40%.

“Applicable Margin Portion” is defined in Section 2.04(a).

“Approved Electronic Communications” means each Communication that the Borrower is obligated to, or otherwise chooses to, provide to the Lender pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by the Borrower to the Lender, “Approved Electronic Communications” shall exclude (i) any notice of borrowing, and any other notice, demand, communication, information, document and other material relating to a request for a new Borrowing, (ii) any notice of prepayment pursuant to Section 2.06 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III.

“Arranger” means Citigroup Global Markets Inc.

“Asset Sale” for any Person means the sale, transfer, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) of any of that Person’s assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or such Subsidiary), whether owned on the date hereof or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) having an aggregate Fair Market Value of $5.0 million or more as to each such transaction or series of related transactions; provided, however, that none of the following shall constitute an Asset Sale:

(i) a transaction or series of related transactions that results in a Change of Control;

(ii) sales of homes or land in the ordinary course of business;

(iii) sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps, of real estate or other assets, in each case in the ordinary course of business, for development or disposition of the Borrower’s or any of its Subsidiaries’ projects;

(iv) sales, leases, sale-leasebacks or other dispositions of amenities, model homes and other improvements at the Borrower’s or its Subsidiaries’ projects in the ordinary course of business;

(v) transactions between the Borrower and any of its Restricted Subsidiaries, or among such Restricted Subsidiaries;

(vi) a transaction involving the sale of Capital Stock of, or the disposition of assets in, an Unrestricted Subsidiary;

(vii) any exchange or swap of assets of the Borrower or any Restricted Subsidiary for assets (including Capital Stock of any Person that is or will be a Restricted Subsidiary following receipt thereof) that (i) are to be used by the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) have a Fair Market Value not less than the Fair Market Value of the assets exchanged or swapped;

(viii) any disposition of Cash Equivalents or obsolete or worn out equipment, in each case, in the ordinary course of business;

(ix) the sale or other disposition of assets no longer used or useful in the conduct of business of the Borrower or any of its Restricted Subsidiaries; and

(x) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.03 hereof.

“Bankruptcy Law” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Rate” means the fluctuating rate of interest announced publicly by Citibank, N.A. in New York, New York from time to time as its base rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Book Value” means, with respect to any asset of the Borrower or any of its Subsidiaries, the book value thereof as reflected in the most recent consolidated financial statements of the Borrower filed with SEC (or if such asset has been acquired after the date of such financial statements, the then-current book value thereof as reasonably determined by the Borrower consistent with recent practices).

“Borrower” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Borrowing” means a borrowing consisting of Loans made on the same day.

“Business Day” means (i) with respect to any Borrowing, payment or rate determination of Loans, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities.

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation will be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means the Account (as such term is defined in the Cash Collateral Agreement) maintained under the Cash Collateral Agreement.

“Cash Collateral Agreement” means the Cash Collateral Agreement to be executed and delivered by the Borrower in accordance with Section 3.01, in form mutually satisfactory to Lender and Borrower.

“Cash Equivalents” means any security or instrument that constitutes a cash equivalent under GAAP, including any of the following:

(i) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year of the date of acquisition thereof;

(ii) certificates of deposit, time deposits, bankers acceptances and other obligations placed with commercial banks organized under the laws of the United States of America or any state thereof, or branches or agencies of foreign banks licensed under the laws of the United States of America or any state thereof, having a short-term rating of not less than A- by Moody’s or S&P at the time of acquisition, and having a maturity of not more than one year;

(iii) commercial paper rated at least P-1, A-1 or the equivalent thereof by Moody’s or S&P, respectively, and in each case and maturing not more than one year from the date of the acquisition thereof;

(iv) repurchase agreements or money-market accounts which are fully secured by direct obligations of the United States or any agency thereof; and

(v) investments in money market funds (a) substantially all of the assets of which consist of investments described in the foregoing clauses (i) through (iv) or (b) which (1) have total net assets of at least $2.0 billion, (2) have investment objectives and policies that substantially conform with the Borrower’s investment policy as in effect from time to time, (3) purchase only first-tier or U.S. government obligations as defined by Rule 2a-7 of the SEC promulgated under the Investment Company Act of 1940 and (4) otherwise comply with such Rule 2a-7.

“Change” is defined in Section 2.10.

“Change of Control” means any of the following:

(i) the sale, transfer, lease, conveyance or other disposition (in one transaction or a series of transactions) of all or substantially all of the Borrower’s assets as an entirety or substantially as an entirety to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act); provided that a transaction where the holders of all classes of Common Equity of the Borrower immediately prior to such transaction own, directly or indirectly, 50% or more of the aggregate voting power of all classes of Common Equity of such Person or group immediately after such transaction will not be a Change of Control;

(ii) the acquisition by the Borrower and/or any of its Subsidiaries of 50% or more of the aggregate voting power of all classes of Common Equity of the Borrower in one transaction or a series of related transactions;

(iii) the liquidation or dissolution of the Borrower; provided that a liquidation or dissolution of the Borrower which is part of a transaction or series of related transactions that does not constitute a Change of Control under the “provided” clause of clause (i) above will not constitute a Change of Control under this clause (iii);

(iv) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Person, including a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Borrower or of any Person that possesses “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Borrower or (b) less than 50% (measured by the aggregate voting power of all classes) of the Common Equity of the Borrower being registered under Section 12(b) or 12(g) of the Exchange Act;

(v) a majority of the Board of Directors of the Borrower not being comprised of Continuing Directors; or

(vii) a change of control shall occur as defined in the instrument governing any publicly traded debt securities of the Borrower which requires the Borrower to repay or repurchase such debt securities.

“Change of Control Payment Date” is defined in Section 2.06(b).

“Closing Date” is defined in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

“Collateral” means all property of the Borrower, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment” means the obligation of the Lender to make Loans in an aggregate principal amount not exceeding $137,500,000.

“Commitment Termination Date” means the earliest to occur of (i) June 14, 2011 (ii) the first date upon which the Lender shall have funded Loans in respect of two (2) separate Borrowings (including the Borrowing on the Closing Date), (iii) the date upon which a Change of Control occurs and (iv) the date on which the Lender’s obligation to fund Loans hereunder has terminated pursuant to Section 7.01.

“Common Equity” of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

“Communications” means each notice, demand, communication, information, document and other material provided for under this Agreement or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, the Borrower or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Consolidated Cash Flow Available for Fixed Charges” of the Borrower and its Restricted Subsidiaries means for any period, the sum of the amounts for such period of:

(i) Consolidated Net Income, plus

(ii) Consolidated Income Tax Expense (without regard to income tax expense or credits attributable to extraordinary and nonrecurring gains or losses on Asset Sales), plus

(iii) Consolidated Interest Expense, plus

(iv) all depreciation, and, without duplication, amortization (including, without limitation, capitalized interest amortized to cost of sales), plus

(v) all other non-cash items reducing Consolidated Net Income during such period, minus all other non-cash items increasing Consolidated Net Income during such period; all as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” of the Borrower means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Borrower for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date to (ii) the aggregate Consolidated Interest Incurred of the Borrower for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date; provided that:

(1) with respect to any Indebtedness Incurred during, and remaining outstanding at the end of, such four full fiscal quarter period, such Indebtedness will be assumed to have been incurred as of the first day of such four full fiscal quarter period;

(2) with respect to Indebtedness repaid (other than a repayment of revolving credit obligations repaid solely out of operating cash flows) during such four full fiscal quarter period, such Indebtedness will be assumed to have been repaid on the first day of such four-full-fiscal-quarter period;

(3) with respect to the Incurrence of any Acquired Indebtedness, such Indebtedness and any proceeds therefrom will be assumed to have been Incurred and applied as of the first day of such four full fiscal quarter period, and the results of operations of any Person and any Subsidiary of such Person that, in connection with or in contemplation of such Incurrence, becomes a Subsidiary of the Borrower or is merged with or into the Borrower or one of the Borrower’s Subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such four full fiscal quarter period; and

(4) with respect to any other transaction pursuant to which any Person becomes a Subsidiary of the Borrower or is merged with or into the Borrower or one of the Borrower’s Subsidiaries or pursuant to which any Person’s assets are acquired, such Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four full fiscal quarter period, but only if such transaction would require a pro forma presentation in financial statements prepared pursuant to Rule 11-02 of Regulation S-X under the Securities Act.

“Consolidated Income Tax Expense” of the Borrower for any period means the income tax expense of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” of the Borrower for any period means the Interest Expense of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Incurred” of the Borrower for any period means the Interest Incurred of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” of the Borrower for any period means the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included therein), without duplication:

(i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Borrower or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has actually been received by the Borrower or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period;

(ii) except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Borrower or any of its Restricted Subsidiaries;

(iii) the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period;

(iv) in the case of a successor to the Borrower by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and

(v) the gains (but not losses) realized during such period by the Borrower or any of its Restricted Subsidiaries resulting from (a) the acquisition of securities issued by the Borrower or extinguishment of Indebtedness of the Borrower or any of its Restricted Subsidiaries, (b) Asset Sales by the Borrower or any of its Restricted Subsidiaries and (c) other extraordinary items realized by the Borrower or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, in calculating Consolidated Net Income, the Borrower will be entitled to take into consideration the tax benefits associated with any loss described in clause (v) of the preceding sentence, but only to the extent such tax benefits are actually recognized by the Borrower or any of its Restricted Subsidiaries during such period; provided, further, that there will be included in such net income, without duplication, the net income of any Unrestricted Subsidiary to the extent such net income is actually received by the Borrower or any of its Restricted Subsidiaries in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period.

“Consolidated Tangible Assets” of the Borrower as of any date means the total amount of assets of the Borrower and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less: (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above, as reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

“Consolidated Tangible Net Worth” of the Borrower as of any date means the stockholders’ equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Borrower and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders’ equity, less the amount of Intangible Assets reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

“Continuing Director” means at any date a member of the Board of Directors of the Borrower who:

(i) was a member of the Board of Directors of the Borrower on the Closing Date; or

(ii) was nominated for election or elected to the Board of Directors of the Borrower with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

“Covenant Trigger Date” means the earlier of (i) 24 months from the Closing Date and (ii) the date that the Net Income Threshold is met.

“Credit Facilities” means, with respect to the Borrower or any of its Restricted Subsidiaries, one or more debt facilities or other financing arrangements (including, without limitation, commercial paper or letter of credit facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures, credit facilities, letter of credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted by Section 6.01 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any of the events specified in Section 7.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date; provided that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Borrower to repurchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the Maturity Date will not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than those contained in Section 2.06(b) hereof and such Capital Stock specifically provides that the Borrower will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Borrower’s prepayment of Loans pursuant to Section 2.06(b) hereof

“Disqualified Stock Dividend” of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“Eurodollar Rate” means, with respect to a Loan for any day, the sum of (a) the LIBO Rate applicable to such day plus (b) the Applicable Margin.

“Event of Default” means any of the events specified in Section 7.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Indebtedness” means all of the Indebtedness of the Borrower and its Subsidiaries that is outstanding on the date hereof.

“Facility” means the credit facility described in Section 2.01.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Borrower acting in good faith and shall be evidenced by a board resolution (certified by the Secretary or Assistant Secretary of the Borrower) delivered to the Lender.

“Federal Funds Effective Rate” means, for each day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. New York City time on such day on such transactions received by the Lender from three Federal Funds brokers of recognized standing selected by the Lender in its sole discretion.

“Fee Letter” means that certain fee letter dated November 16, 2010 from Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. to the Borrower and accepted by the Borrower.

“GAAP” means generally accepted accounting principles set forth in the opinions and interpretations of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and interpretations of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. At any time after the Closing Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination herein that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Lender.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

“IFRS” means International Financial Reporting Standards.

“Incur” (and derivatives thereof) means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to any Indebtedness; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures (other than any obligation to pay a contingent purchase price which, as of the date of incurrence thereof, is not required to be recorded as a liability in accordance with GAAP);

(iii) all fixed obligations of such Person in respect of letters of credit or other similar instruments or reimbursement obligations with respect thereto (other than standby letters of credit or similar instruments issued for the benefit of, or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business);

(iv) all obligations of such Person with respect to Hedging Obligations (other than those that fix or cap the interest rate on variable rate Indebtedness otherwise permitted hereby or that fix the exchange rate in connection with Indebtedness denominated in a foreign currency and otherwise permitted hereby);

(v) all Capitalized Lease Obligations of such Person;

(vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(vii) all Indebtedness of others guaranteed by, or otherwise the liability of, such Person to the extent of such guarantee or liability; and

(viii) all Disqualified Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends);

provided, that Indebtedness shall not include accrued expenses, accounts payable, trade payables, liabilities related to inventory not owned, customer deposits or deferred income taxes arising in the ordinary course of business. The amount of Indebtedness of any Person at any date will be:

(a) the outstanding balance at such date of all unconditional obligations as described above;

(b) the maximum liability of such Person for any contingent obligations under clause (vii) above; and

(c) in the case of clause (vi) (if the Indebtedness referred to therein is not assumed by such Person), the lesser of the (1) Fair Market Value of all assets subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (2) amount of the Indebtedness secured.

“Indemnified Parties” is defined in Section 8.06.

“Intangible Assets” of the Borrower means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP.

“Interest Expense” of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption “interest expense” or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers’ acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Borrower and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest amortized to cost of sales for such period, and (ii) the amount of Disqualified Stock Dividends recognized by the Borrower on any Disqualified Stock whether or not paid during such period.

“Interest Incurred” of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption “interest expense” or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers’ acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Borrower and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest capitalized for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption “interest expense” or any like caption, and all interest actually paid by the Borrower or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any other Person during such period and (ii) the amount of Disqualified Stock Dividends recognized by the Borrower on any Disqualified Stock whether or not declared during such period.

“Internal Reorganization” means any reorganization between or among the Borrower and any Subsidiary or Subsidiaries or between or among any Subsidiary and one or more other Subsidiaries or any combination thereof by way of liquidations, mergers, consolidations, conveyances, assignments, sales, transfers and other dispositions of all or substantially all of the assets of a Subsidiary (whether in one transaction or in a series of transactions); provided that (a) the Borrower shall preserve and maintain its status as a validly existing corporation and (b) all assets, liabilities, obligations and guarantees of any Subsidiary party to such reorganization will continue to be held by such Subsidiary or be assumed by the Borrower or a Wholly-Owned Subsidiary of the Borrower.

“Investments” of any Person means all (i) investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) other items that would be classified as investments on a balance sheet of such Person determined in accordance with GAAP. For all purposes hereof, the amount of any such Investment shall be the fair market value thereof (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value). The making of any payment in accordance with the terms of a guarantee or other contingent obligation permitted hereunder shall not be considered an Investment.

“Lender” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Lending Office” means the lending office of the Lender (or of an affiliate of the Lender) heretofore designated in writing by the Lender to the Borrower or such other office or branch of the Lender (or of an affiliate of the Lender) as the Lender may from time to time specify to the Borrower as the office or branch at which its Loans are to be made and maintained.

“LIBO Rate” means, with respect to any Loan for each day, the rate appearing on Reuters Screen LIBOR01 Page, or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market, at approximately 11:00 a.m., London time, one (1) Business Day prior to the day to which such rate will apply, as the rate for overnight dollar deposits. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Loan for such day shall be the rate at which overnight dollar deposits of $5,000,000 are offered by the principal London office of Citibank, N.A.

“LIBO Rate Portion” is defined in Section 2.04(a).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind upon or in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement).

“Loan” means a Loan made pursuant to Section 2.01.

“Loan Documents” means this Agreement, the Note, the Security Documents and any and all documents delivered hereunder or pursuant hereto.

“Mandatory Convertible Notes” means any Indebtedness of a Person, the principal amount of which is payable at maturity solely in Capital Stock of such Person (provided that a requirement to pay accrued, but unpaid interest on such Indebtedness in cash at maturity or a requirement to pay cash fees, expenses or premiums as a result of the acceleration of payment, early redemption or otherwise with respect to such Indebtedness shall not disqualify such Indebtedness as Mandatory Convertible Notes).

“Material Subsidiary” means any Subsidiary of the Borrower which accounted for five percent or more of the Consolidated Tangible Assets or Consolidated Cash Flow Available for Fixed Charges of the Borrower on a consolidated basis for the fiscal year ending immediately prior to any Default or Event of Default.

“Maturity Date” means November 16, 2017.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a plan described in Section 4001(a)(3) of ERISA in respect of which the Borrower, a Subsidiary or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Net Income Threshold” means Consolidated Net Income of greater than $0.01 for any two consecutive fiscal quarters ended on or after the Closing Date.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties and indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens or (c) in the case of the borrower thereof only, other obligations in respect of such Indebtedness that are payable solely as a result of a voluntary bankruptcy filing (or similar filing or action) by such borrower.

“Note” means a promissory note in substantially the form of Exhibit A hereto, executed and delivered by the Borrower, payable to the order of the Lender in the amount of the Commitment, including any amendment, modification, restatement, continuation or replacement of such promissory note.

“Obligations” means (a) the due and punctual payment of principal of and interest on the Loans and the Note and (b) the due and punctual payment of fees, expenses, reimbursements, indemnifications and other present and future monetary obligations of the Borrower to the Lender or any indemnified party, in each case arising under the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Investments” of any Person means any Investments of such Person that are not Restricted Investments.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which (a) the Borrower or a Subsidiary or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA and (b) the Borrower or a Subsidiary has any material liability; provided, however, that the term “Plan” shall not include any Multiemployer Plan.

“Preferred Stock” of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code that could subject the Borrower or any Subsidiary to any material liability.

“Put Date” is defined in Section 2.06(d).

“Quarterly Payment Date” means January 31, 2011 and the last day of each April, July, October and January thereafter.

“Refinancing Indebtedness” means Indebtedness that refunds, refinances or extends any Existing Indebtedness or other Indebtedness permitted to be incurred by the Borrower or its Restricted Subsidiaries pursuant to the terms hereof, but only to the extent that:

(i) the Refinancing Indebtedness is subordinated in right of payment to the Loans to the same extent as the Indebtedness being refunded, refinanced or extended, if at all;

(ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the Maturity Date;

(iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the Maturity Date has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the Maturity Date;

(iv) such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the aggregate amount then outstanding (including accrued interest) under the Indebtedness being refunded, refinanced or extended plus an amount necessary to pay any reasonable fees and expenses, including premiums and defeasance costs, related to such refinancing;

(v) such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being refunded, refinanced or extended, except that the Borrower may Incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary; and

(vi) such Refinancing Indebtedness is Incurred within 180 days before or after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended; provided, however, that if all of the indentures for the debt securities of the Borrower and its Subsidiaries that have an exception for the incurrence of refinancing indebtedness that permits such refinancing indebtedness to be incurred more than 180 days after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended, then the foregoing 180-day period shall be deemed extended to the shortest corresponding period permitted in such indentures.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA with respect to a Plan (excluding any such event with respect to which the PBGC has waived the 30-day notice requirement).

“Restricted Investment” means any Investment in joint ventures or Unrestricted Subsidiaries having an aggregate fair market value (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this definition that are at the time outstanding, net of any amounts paid to the Borrower or any Restricted Subsidiary as a return of, or on, such Investments, not to exceed five percent of Consolidated Tangible Assets.

“Restricted Payment” means any of the following:

(i) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of the Capital Stock of the Borrower or any Restricted Subsidiary (other than (a) dividends, payments or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Borrower or a Restricted Subsidiary and (b) in the case of a Restricted Subsidiary, dividends, payments or distributions payable to the Borrower or to another Restricted Subsidiary and pro rata dividends, payments or distributions payable to minority stockholders of such Restricted Subsidiary);

(ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Borrower or any Restricted Subsidiary (other than Capital Stock held by the Borrower or a Restricted Subsidiary);

(iii) any Restricted Investment; and

(iv) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement of any Subordinated Indebtedness (other than (a) Indebtedness permitted under Section 6.01(b)(vi) hereof or (b) the payment, redemption, repurchase, defeasance or other acquisition or retirement of such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance or other acquisition or retirement);

provided, however, that Restricted Payments will not include any purchase, redemption, retirement or other acquisition for value of Indebtedness or Capital Stock of the Borrower or a Restricted Subsidiary if the consideration therefor consists solely of Capital Stock (other than Disqualified Stock) of the Borrower or a Restricted Subsidiary.

“Restricted Subsidiary” means each of the Subsidiaries of the Borrower which is not an Unrestricted Subsidiary.

“Risk-Based Capital Guidelines” is defined in Section 2.10.

“S&P” means Standard & Poor’s Rating Services.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the Borrower’s annual report on Form 10-K for the fiscal year ended September 30, 2010 and all quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC subsequent to the date such annual report was filed with the SEC.

“Secured Indebtedness” means any Indebtedness which is secured by (1) a Lien on any property of the Borrower or any Restricted Subsidiary or (2) a Lien on shares of stock owned directly or indirectly by the Borrower or a Restricted Subsidiary in a corporation or on equity interests owned by the Borrower or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Borrower’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Borrower or a Restricted Subsidiary has an equity interest; provided that “Secured Indebtedness” shall not include Non-Recourse Indebtedness. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Indebtedness shall be deemed to be the creation of Secured Indebtedness at the time security is given.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Documents” means the collective reference to the Cash Collateral Agreement and all other security documents hereafter delivered to the Lender granting a Lien on any property of any Person to secure the Obligations of the Borrower under any Loan Document.

“Significant Subsidiary” means, at any date of determination thereof, any Subsidiary that (together with its Subsidiaries) accounts for five percent (5%) or more of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter then ended and five percent (5%) or more of the consolidated net revenues for the twelve-month period ending on the last day of the most recent fiscal quarter then ended, in each case of the Borrower and its Subsidiaries taken as a whole. Such percentage shall be determined on the basis of financial reports that shall be available not later than 25 days (or, in the case of the last fiscal quarter of the fiscal year, 35 days) following the end of such fiscal quarter.

“Solvent” means, with respect to any date, that on such date (A) the present fair saleable value of the assets of the Borrower is not less than the total amount required to pay the probable liabilities of the Borrower on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) the Borrower is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business and (C) the Borrower is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature. In computing the amount of any contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Indebtedness” means any Indebtedness which is subordinated in right of payment to Obligations.

“Subsidiary” means, as to the Borrower, in the case of a corporation, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrower, or in the case of an entity which is not a corporation, the activities of which are controlled directly, or indirectly through one or more intermediaries, or both, by the Borrower.

“Successor” is defined in Section 6.04.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, imposed by the United States, but excluding, in the case of the Lender or its Lending Office, (a) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which the Lender is incorporated or organized or (ii) the jurisdiction in which the Lender’s principal executive office or the Lender’s Lending Office is located and (b) taxes that are in effect and would apply at the time of the Closing Date.

“Unrestricted Cash” of a Person means the cash of such Person that would not be identified as “restricted” on a balance sheet of such Person prepared in accordance with GAAP, except to the extent such cash is identified as “restricted” as a result of the Liens pursuant to the Security Documents.

“Unrestricted Subsidiary” means United Home Insurance Corporation, a Vermont corporation, Security Title Insurance Company, Inc., a Vermont corporation, and, to the extent considered a Subsidiary of the Borrower, Beazer Homes Capital Trust I, and each of the Subsidiaries of the Borrower (including any newly formed or acquired Subsidiary) so designated by a resolution adopted by the Board of Directors of the Borrower as provided below and provided that:

(i) neither the Borrower nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (a) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (b) is directly or indirectly liable for any Indebtedness of such Subsidiary;

(ii) the creditors with respect to Indebtedness for borrowed money of such Subsidiary have agreed in writing that they have no recourse, direct or indirect, to the Borrower or any other Subsidiary of the Borrower (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal or interest on any Indebtedness of such Subsidiary; and

(iii) no default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower and of its other Subsidiaries (other than other Unrestricted Subsidiaries), to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

The Board of Directors of the Borrower, or a committee thereof, may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i) any such redesignation will be deemed to be an Incurrence by the Borrower and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of Section 6.01 hereof as of the date of such redesignation;

(ii) immediately after giving effect to such redesignation and the Incurrence of any such additional Indebtedness, the Borrower and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in Section 6.01 hereof; and

(iii) the Liens on the property and assets of such Unrestricted Subsidiary could then be incurred in accordance with Section 6.02 hereof as of the date of such redesignation.

Subject to the foregoing, the Board of Directors of the Borrower also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(i) all previous Investments by the Borrower and its Restricted Subsidiaries in such Restricted Subsidiary (net of any returns previously paid on such Investments) will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under Section 6.03 hereof;

(ii) immediately after giving effect to such designation and reduction of amounts available for Restricted Payments under Section 6.03 hereof, either (a) the Borrower and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in Section 6.01 hereof or (b) the Consolidated Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and

(iii) no Default or Event of Default shall have occurred or be continuing.

Any such designation or redesignation by the Board of Directors of the Borrower will be evidenced to the Lender by the filing with the Lender of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation or redesignation and an Officers’ Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or portion thereof, at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (a) above.

“Wholly-Owned Subsidiary” of any Person means (i) a Subsidiary, of which one hundred percent (100%) of the outstanding Common Equity (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly-Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the outstanding Common Equity of such entity.

Section 1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 1.03 Rules of Construction.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(e) Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on such assignments set forth herein), (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Schedules and Exhibits shall be construed to refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, and (vi) any reference to any law, rule or regulation shall be construed to mean that law, rule or regulation as amended and in effect from time to time.

(f) Each covenant in this Agreement shall be given independent effect, and the fact that any act or omission may be permitted by one covenant and prohibited or restricted by any other covenant (whether or not dealing with the same or similar events) shall not be construed as creating any ambiguity, conflict or other basis to consider any matter other than the express terms hereof in determining the meaning or construction of such covenants and the enforcement thereof in accordance with their respective terms.

(g) This Agreement is being entered into by and between competent and sophisticated parties who are experienced in business matters and represented by legal counsel and other advisors, and has been reviewed by the parties and their legal counsel and other advisors. Therefore, any ambiguous language in this Agreement will not be construed against any particular party as the drafter of the language.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01 The Facility.

(a) Upon the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Lender agrees to make (a) a Loan to the Borrower on the Closing Date in the principal amount of $16,295,500 and (b) a Loan to the Borrower after the Closing Date and prior to the Commitment Termination Date in a principal amount not to exceed $121,204,500; provided that, in no event may the aggregate principal amount of all outstanding Loans exceed $137,500,000. Each Loan will be funded directly to the Cash Collateral Account.

(b) All Obligations shall be due and payable by the Borrower on the Maturity Date unless such Obligations shall sooner become due and payable pursuant to Section 7.01 or as otherwise provided in this Agreement.

(c) Each Borrowing which shall not utilize the Commitment in full shall be in an amount not less than $1,000,000. No more than two (2) Borrowings may be requested under this Agreement (including the Borrowing on the Closing Date). Once repaid, Loans may not be reborrowed. Loans shall be made and maintained at the Lender’s Lending Office.

Section 2.02 Notice and manner of Borrowing. The Borrower shall give the Lender notice of any Loans under this Agreement at least three (3) Business Days before each Loan, specifying: (1) the date of such Loan and (2) the amount of such Loan. All notices given by the Borrower under this Section 2.02 shall be irrevocable and shall be given not later than 11:00 A.M. New York City time on the day specified above for such notice. In the event such notice from the Borrower is received after 11:00 A.M. New York City time, it shall be treated as if received on the next succeeding Business Day. On the date of such Loans and upon fulfillment of the applicable conditions set forth in Article III, the Lender will make such Loans available to the Borrower by depositing the amount thereof to the Cash Collateral Account.

Section 2.03 [Reserved].

Section 2.04 Interest.

(a) The Borrower shall pay interest to the Lender on the outstanding and unpaid principal amount of each Loan at a rate per annum for applicable to such Loan equal to the Eurodollar Rate. Each interest payment shall be divided into the portion attributable to the LIBO Rate (the “LIBO Rate Portion”) and a portion attributable to the Applicable Margin (the “Applicable Margin Portion”). The Applicable Margin Portion shall be paid directly by the Borrower to the Lender as set forth below. The Lender will apply income on the Cash Collateral Account to the payment of the LIBO Rate Portion; provided that, the Lender may, at its option, at any time that an Event of Default under Section 7.01(1), (7) or (8) hereof has occurred and is continuing, cease such application of income on the Cash Collateral Account to the payment of the LIBO Rate Portion.

(b) Interest on each Loan accruing interest at the LIBO Rate shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on each Loan accruing interest calculated on the basis of the Base Rate shall be calculated on the basis of a year of 365 or 366 days (as appropriate) for the actual number of days elapsed and interest on each Loan calculated based on the Federal Funds Effective Rate shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(c) Interest on the Loans shall be paid (in an amount set forth in a statement delivered by the Lender to the Borrower; provided, however, that the failure of the Lender to deliver such statement shall not limit or otherwise affect the obligations of the Borrower hereunder) in immediately available funds to the Lender at its Lending Office (either directly by the Borrower or through withdrawals from the Cash Collateral Account as described in clause (a) above) as follows:

(1) For each Loan, on the third Business Day of each calendar quarter with respect thereto; and

(2) If not sooner paid, then on the Maturity Date or such earlier date as the Loans may be due or declared due hereunder.

(d) Any amount payable hereunder that is not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate per annum equal to the Alternate Base Rate in effect from time to time as interest accrues, plus two percent (2%) per annum.

(e) The Lender shall determine each LIBO Rate and shall give prompt notice to the Borrower of the applicable interest rate determined by the Lender pursuant to the terms of this Agreement.

Section 2.05 Note. All Loans shall be evidenced by, and repaid with interest in accordance with, a single Note of the Borrower in substantially the form of Exhibit A hereto, duly completed, dated the date of this Agreement and payable to the Lender for the account of its Lending Office, such Note to represent the obligation of the Borrower to repay the Loans made by the Lender. The Lender is hereby authorized by the Borrower, but the Lender shall not be required, to endorse on the schedule attached to the Note held by it the amount of the Loans and each payment of principal amount received by the Lender for the account of its Lending Office on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Lender; provided, however, that the failure to make such notation with respect to any Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note held by the Lender. All Loans shall be repaid on the Maturity Date.

Section 2.06 Prepayments.

(a) The Borrower may, upon at least three (3) Business Days’ prior notice to the Lender, prepay, the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that each partial payment shall be in a principal amount of not less than One Million Dollars ($1,000,000).

(b) Within fifteen (15) days following a Change of Control, the Borrower shall notify the Lender in writing of such Change of Control. The Lender shall have the right to require the Borrower to prepay all or any portion of the Loans on the date that is forty-five (45) days following the occurrence of a Change of Control (each, a “Change of Control Payment Date”), by giving the Borrower written notice of such election no later than ten (10) days prior to the Change of Control Payment Date. The Borrower shall prepay, the elected portion of the Loans at 100% of the principal amount thereof, together with accrued interest to the date of such prepayment on the amount prepaid. The Borrower shall make such payment to the Lender on the Change of Control Payment Date.

(c) If, as a result of the application of funds held in the Cash Collateral Account to Obligations other than principal or the LIBO Rate Portion of interest in accordance with the Loan Documents, the amount of funds held in the Cash Collateral Account at any time is less than 100% of the aggregate principal amount of the Loans outstanding at such time, then the Borrower shall within two (2) Business Days thereafter either, at the Borrower’s option, prepay the Loans and/or deposit Unrestricted Cash into the Cash Collateral Account in an aggregate amount equal to any such shortfall. Any failure to prepay the Loan or deposit sufficient Unrestricted Cash will be deemed to constitute a failure to pay principal on the second (2nd) Business Day following the date upon which the Borrower’s prepayment obligation and/or deposit obligation first arises.

(d) The Lender shall have the right to require the Borrower to prepay all or any portion of the Loans on November 16, 2012 or November 14, 2014 (each, a “Put Date”), by giving the Borrower written notice of such election no later than thirty (30) days prior to the applicable Put Date. If the Borrower receives any such election notices, the Borrower shall prepay, the elected portion of the Loans at 100% of the principal amount thereof, together with accrued interest to the date of such prepayment on the amount prepaid. The Borrower shall make such payment to the Lender on the applicable Put Date.

Section 2.07 Method of Payment. The Borrower shall make each payment under this Agreement and under the Note not later than noon New York City time on the date when due in lawful money of the United States to the Lender in immediately available funds. The Borrower hereby authorizes the Lender, if and to the extent payment is not made when due under this Agreement or under the Note, to charge from time to time against the Cash Collateral Account any amount as due. Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest; provided that if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

Section 2.08 Use of Proceeds. The proceeds of the Loans hereunder shall initially be deposited into the Cash Collateral Account and, upon release from the Cash Collateral Account in accordance with this Agreement and the Security Documents, shall be used by the Borrower for working capital and general corporate purposes of the Borrower and its Subsidiaries to the extent permitted in this Agreement. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X.

Section 2.09 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of the Lender therewith:

(i) subjects the Lender or its Lending Office to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of the Lender or its Lending Office), or changes the basis of taxation of payments to the Lender in respect of its Loans or other amounts due it hereunder, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or its Lending Office (other than reserves and assessments taken into account in determining the interest rate applicable to the Loans), or

(iii) imposes any other condition the result of which is to increase the cost to the Lender or its Lending Office of making, funding or maintaining loans or reduces any amount receivable by the Lender or its Lending Office in connection with loans, or requires the Lender or its Lending Office to make any payment calculated by reference to the amount of loans held, letters of credit issued or interest received by it, by an amount deemed material by the Lender, then, within fifteen (15) days of demand by the Lender, the Borrower shall pay the Lender that portion of such increased expense incurred or reduction in an amount received which the Lender reasonably determines is attributable to making, funding and maintaining its Loans and its Commitment.

Section 2.10 Changes in Capital Adequacy Regulations. If the Lender determines the amount of capital required or expected to be maintained by the Lender, its Lending Office or any corporation controlling the Lender is increased as a result of a Change, then, within ten (10) days of demand by the Lender, the Borrower shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Lender determines is attributable to this Agreement, the Loans or its obligation to make the Loans hereunder (after taking into account the Lender’s policies as to capital adequacy); provided, however, that the Lender shall impose such cost upon the Borrower only if the Lender is generally imposing such cost on its other borrowers having similar credit arrangements. “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Lender or its Lending Office or any corporation controlling the Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

Section 2.11 [Reserved].

Section 2.12 Lender Statements; Survival of Indemnity. To the extent reasonably possible, the Lender shall designate an alternate Lending Office with respect to its Loans to reduce any liability of the Borrower to the Lender under Sections 2.09 and 2.10 or to avoid the unavailability of Loans. The Lender shall deliver a written statement of the Lender as to the amount due, if any, under Section 2.09 or 2.10. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Loan shall be calculated as though the Lender funded such Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 2.09 and 2.10 shall survive payment of the Obligations and termination of this Agreement.

Section 2.13 Cash Collateral Account. On the date of the borrowing of each Loan hereunder, the Lender shall directly deposit the proceeds of such Loan into the Cash Collateral Account. On the date that any repayment or prepayment of principal of Loans is required to be made hereunder (including, without limitation, pursuant to any notice of prepayment delivered in accordance with Section 2.06(a)), the Lender shall withdraw funds held in the Cash Collateral Account in an amount equal to 100% of the aggregate principal amount of Loans to be so repaid or prepaid and shall apply such funds to the repayment or prepayment of such principal. Additionally, in connection with any prepayment or repayment in full of all Obligations (other than unasserted contingent indemnification obligations) under the Loan Documents, and provided that the Commitment has terminated or is cancelled, the application of such funds shall be deemed to occur immediately upon delivery of the Borrower’s notice of such repayment or prepayment to the Lender in accordance with this Agreement, notwithstanding anything to the contrary in this Agreement.

Section 2.14 Application of Amounts from the Cash Collateral Account. If the Lender removes any amount on deposit in the Cash Collateral Account for the payment of any Obligations that are due and payable hereunder or under any other Loan Document, unless the Lender elects otherwise in its discretion and states such election in writing, such amounts shall be deemed applied (a) first, to the payment of fees and expenses due to the Lender and/or its Affiliates, (b) second, to the payment of interest on the Loans, (c) third, to the payment of the principal amount of the Loans and (d) fourth, to the payment of any other Obligation that is due and payable.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Closing Date. This Agreement and the Commitment shall be effective on the date (the “Closing Date”) on which each of the following conditions precedent shall have been satisfied or expressly waived by the Lender:

(1) Credit Agreement. The Lender shall have received this Agreement duly executed by each of the parties hereto;

(2) Cash Collateral Agreement. The Lender shall have received the Cash Collateral Agreement, duly executed by the Borrower;

(3) No Default or Event of Default. After giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing;

(4) Closing Fee. The Borrower shall have paid a cash fee to the Arranger in accordance with the terms of the Fee Letter;

(5) Costs and Expenses. The Borrower shall have paid all costs and invoiced out-of-pocket expenses of the Lender in connection with the execution and delivery of the documents and instruments described in this Section 3.01, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender;

(6) Secretary’s Certificate of the Borrower. A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of each officer of the Borrower who has been authorized to execute and deliver this Agreement and any other Loan Document or other document required to be executed and delivered by or on behalf of the Borrower under this Agreement, (B) that the attached copies of the certificate of incorporation and by-laws of the Borrower have not been amended except as set forth therein and remain in full force and effect and (C) the attached copy of resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party;

(7) Good Standing Certificate of the Borrower. A currently dated certificate of good standing for the Borrower issued by the Secretary of State of the State of Delaware;

(8) Opinion of Counsel. A favorable opinion of Cahill Gordon & Reindel LLP, counsel for the Borrower, in form satisfactory to Lender;

(9) Note. The Lender shall have received a Note payable to the Lender duly executed by the Borrower; and

(10) Other Documents. The Lender shall have received such other documents as the Lender or its counsel may reasonably request.

Section 3.02 Conditions Precedent to Borrowing of Loans. The obligation of the Lender to make each Loan shall be subject to the satisfaction (or express waiver by the Lender) of the following additional conditions precedent:

(1) Borrowing Request. The Lender shall have received a borrowing request duly executed by the Borrower and meeting the requirements set forth in Section 2.02, substantially in the form of the certificate attached hereto as Exhibit B;

(2) Officer’s Certificate. The following statements shall be true and the Lender shall have received a certificate, substantially in the form of the certificate attached hereto as Exhibit B, signed by the chief financial officer of the Borrower, dated the date of such Loan, stating that:

(a) The representations and warranties contained in Article IV of this Agreement are correct in all material respects on and as of the date of such Loan as though made on and as of such date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct in all material respects as of such earlier date;

(b) No Default or Event of Default has occurred and is continuing, or would result from such Loan; and

(c) Both before and after giving effect to such Borrowing, the Borrower will be Solvent; and

(3) Cash Collateral Account. The funds held in the Cash Collateral Account, excluding any interest income thereon, after giving effect to the funding of the net proceeds of the proposed Borrowing, will equal no less than 100% of the aggregate principal amount of the outstanding Loans.

(4) Other Documents. The Lender shall have received such other documents as the Lender or its counsel may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01 Incorporation, Formation, Good Standing, and Due Qualification. The Borrower and each Subsidiary is (in the case of a corporation) a corporation duly incorporated or (in the case of a limited partnership) a limited partnership duly formed or (in the case of a limited liability company) a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to be so qualified could not reasonably be expected to result in a material adverse effect on the financial condition of the Borrower.

Section 4.02 Power and Authority. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders of the Borrower; (2) contravene the Borrower’s charter or bylaws; (3) violate, in any material respect, any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower, other than Liens securing the Obligations; and (6) cause the Borrower to be in default, in any material respect, under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease or instrument.

Section 4.03 Legally Enforceable Agreement. This Agreement is and each of the other Loan Documents when delivered under this Agreement will be legal, valid, and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

Section 4.04 Financial Statements. The consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2010, and the consolidated statements of operations, cash flow and changes to stockholders’ equity of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2010, are complete and correct and fairly present as at such date the financial condition of the Borrower and its Subsidiaries and the results of their operations for the periods covered by such statements, all in accordance with GAAP consistently applied, and since September 30, 2010, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower and its Subsidiaries. There are no liabilities of the Borrower or any Subsidiary, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since September 30, 2010. No information, exhibit, or report furnished by the Borrower to the Lender in connection with the negotiation of this Agreement, taken together, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

Section 4.05 Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower or any Subsidiary are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower or such Subsidiary.

Section 4.06 Other Agreements. Neither the Borrower nor any Significant Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter, corporate or other restriction which could reasonably be expected to have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or any Significant Subsidiary, or the ability of the Borrower to carry out its obligations under the Loan Documents. Neither the Borrower nor any Significant Subsidiary is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 4.07 Litigation. Except as disclosed in the SEC Reports or reflected in or reserved for in the financial statements referred to in Section 4.04, there is no pending or, to the knowledge of the Borrower, threatened action or proceeding against or affecting the Borrower or any Significant Subsidiary before any court, governmental agency, or arbitrator, which could reasonably be expected, in any one case or in the aggregate, to materially adversely affect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or the ability of the Borrower to perform its obligations under the Loan Documents.

Section 4.08 No Defaults on Outstanding Judgments or Orders. Except for judgments with respect to which the uninsured liability of the Borrower and each Significant Subsidiary does not exceed $10,000,000 in the aggregate for all such judgments, (a) the Borrower and each Significant Subsidiary have satisfied all judgments, and (b) neither the Borrower nor any Significant Subsidiary is in default with respect to any judgment, writ, injunction, decree, ruling or order of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

Section 4.09 Ownership and Liens. The Borrower and each Subsidiary have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Subsidiary and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.02.

Section 4.10 Subsidiaries and Ownership of Stock. Set forth in Schedule I hereto is a complete and accurate list, as of the date hereof, of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation or formation of each and showing the percentage of the Borrower’s ownership of the outstanding stock or partnership interest or membership interest of each Subsidiary. All of the outstanding capital stock of each such corporate Subsidiary has been validly issued, is fully paid and nonassessable, and, to the extent owned by the Borrower or any of its Subsidiaries, is owned by the Borrower or such Subsidiaries free and clear of all Liens (other than Liens permitted by Section 6.02). The limited partnership agreement of each such limited partnership Subsidiary is in full force and effect.

Section 4.11 ERISA. The Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan under circumstances that could subject the Borrower or any Subsidiary to material withdrawal liability; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not materially exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any material liability to the PBGC under ERISA.

Section 4.12 Operation of Business. The Borrower and each Subsidiary possess all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and the Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing where the failure to possess such licenses, permits, franchises, patents, copyrights, trademarks, trade names or rights thereto or the violation of the valid rights of others with respect thereto could reasonably be expected to, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or the ability of the Borrower to perform its obligation under the Loan Documents.

Section 4.13 Taxes. All federal and state income tax liabilities or income tax obligations, and all other material income tax liabilities or material income tax obligations, of the Borrower and each

Subsidiary have been paid or have been accrued by or reserved for by the Borrower. The Borrower constitutes the parent of an affiliated group of corporations for purposes of filing a consolidated United States federal income tax return.

Section 4.14 Laws; Environment. Except as disclosed in the SEC Reports, (a) the Borrower and each Subsidiary have duly complied, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance, in all material respects, with the provisions of all federal, state, and local statutes, laws, codes, and ordinances and all rules and regulations promulgated thereunder (including without limitation those relating to the environment, health and safety), except where the failure to so comply could not reasonably be expected to, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties or business of the Borrower or any Subsidiary or the ability of the Borrower to perform its obligations under the Loan Documents; (b) the Borrower and each Subsidiary have been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance and all rules and regulations promulgated thereunder as hazardous); or (6) other environmental, health or safety matters, to the extent for any of the foregoing that failure to maintain the same could reasonably be expected to, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or the ability of the Borrower to perform its obligations under the Loan Documents; (c) neither the Borrower nor any Subsidiary has received notice of, or has actual knowledge of any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances or any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities, which violation could reasonably be expected to, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or the ability of the Borrower to perform its obligations under the Loan Documents; (d) except in accordance with a valid governmental permit, license, certificate or approval, there has been no material emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or hazardous wastes at or from the premises, in each case related to the premises of the Borrower and each Subsidiary; and accordingly the premises of the Borrower and each Subsidiary have not been adversely affected, in any material respect, by any toxic or hazardous substances or wastes; (e) there has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to material violations of law or material damages by reason of Borrower’s or any Subsidiary’s (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous waste; or (6) other environmental, health or safety matters affecting the Borrower or any Subsidiary or its business, operations, assets, equipment, property, leaseholds, or other facilities; and (f) neither the Borrower nor any Subsidiary has any material indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal).

Section 4.15 Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16 OFAC. The Borrower is not (and will not be) a person with whom the Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

Section 4.17 Accuracy of Information. The representations and warranties by the Borrower contained herein or in any other Loan Document or made hereunder or in any other Loan Document and the certificates, schedules, exhibits, reports or other documents provided or to be provided by the Borrower in connection with the transactions contemplated hereby or thereby (including, without limitation, the negotiation of and compliance with the Loan Documents), when taken together as a whole, do not contain and will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which made, not materially misleading at the time such statements were made or are deemed made.

Section 4.18 Security Documents. The Cash Collateral Agreement is effective until release thereof permitted under this Agreement to create, in favor of the Lender, a legal, valid and enforceable and fully perfected Lien on all right, title and interest of the Borrower in the Cash Collateral Account and all other Collateral described in the Cash Collateral Agreement and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as the Loans shall remain unpaid or the Lender shall have any requirement to make a Loan under this Agreement, the Borrower will:

Section 5.01 Maintenance of Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain (except for a Subsidiary that (i) ceases to maintain its existence solely as a result of an Internal Reorganization or (ii) is sold or merged in a transaction in accordance with (or not subject to the terms of) Sections 6.04), its corporate, limited partnership or limited liability company existence and good standing in the jurisdiction of its incorporation or formation and qualify and remain qualified to transact business in each jurisdiction in which such qualification is required except where the failure to so qualify to transact business could not reasonably be expected to affect in any material respect the financial condition, operations, properties or business of the Borrower or any Subsidiary.

Section 5.02 Maintenance of Records. Keep and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.

Section 5.03 Maintenance of Properties. Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.04 Conduct of Business. Continue, and cause each Subsidiary to continue (except in the case of a Subsidiary that ceases to engage in business solely as a result of an Internal Reorganization), to engage in a business of the same general type and in the same manner as conducted by it on the date of this Agreement.

Section 5.05 Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with financially sound reputable insurance companies or associations (or, in the case of insurance for construction warranties and builder default protection for buyers of housing units from the Borrower or any of its Subsidiaries) in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

Section 5.06 Compliance with Laws. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders, the noncompliance with which could not reasonably be expected to, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties or business of the Borrower or any Subsidiary or the ability of the Borrower to perform its obligations under the Loan Documents, and such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, other than any such taxes, assessments and charges being contested by the Borrower in good faith which will not have a material adverse effect on the financial condition of the Borrower.

Section 5.07 Right of Inspection. At any reasonable time and from time to time, permit the Lender or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower’s independent accountants.

Section 5.08 Reporting Requirements. Furnish to the Lender:

(1) Quarterly financial statements. As soon as available and in any event within fifty (50) days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, unaudited condensed consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and unaudited condensed consolidated statements of changes in stockholders’ equity of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments); the timely filing by the Borrower of the Borrower’s quarterly 10-Q report with the Securities and Exchange Commission shall satisfy the foregoing requirements.

(2) Annual financial statements. As soon as available and in any event within ninety-five (95) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for such fiscal year, and consolidated statements of changes in stockholders’ equity of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and accompanied by an opinion thereon acceptable to the Lender by Deloitte & Touche or other independent accountants selected by the Borrower and acceptable to the Lender; the timely filing by the Borrower of the Borrower’s annual 10-K report with the Securities and Exchange Commission shall satisfy the foregoing requirements.

(3) Management letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Borrower or any Subsidiary made by such accountants.

(4) Compliance certificate. Commencing with the fiscal quarters ending December 31, 2010, within fifty (50) days after the end of each of the first three quarters, and within ninety-five (95) days after the end of each fourth quarter, of each fiscal year of the Borrower, a certificate of the President or chief financial officer of the Borrower certifying that, to the best of his knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto.

(5) Notice of litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, would reasonably be expected to result in a judgment against the Borrower or such Subsidiary in excess of $10,000,000 (to the extent not covered by insurance) or would reasonably be expected to have a material adverse effect on the financial condition, properties, or operations of the Borrower or such Subsidiary.

(6) Notice of Defaults and Events of Default. As soon as possible and in any event within (x) two (2) days after the occurrence of an Event of Default under Section 7.01(4), (5), (7) or (9) and (y) ten (10) days after the occurrence of each Default or other Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

(7) ERISA reports. As soon as possible, and in any event within thirty (30) days after the Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability in excess of $50,000 with respect to the Borrower or any Commonly Controlled Entity, the Borrower will deliver to the Lender a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto.

(8) Proxy statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

(9) Notice of Put Date. Not more than twenty (20) Business Days, and not less than ten (10) Business Days, prior to the thirtieth (30th) day preceding each Put Date, the Borrower shall provide to the Lender a written notice of the approaching Put Date and the deadline for the exercising of the Lender’s rights under Section 2.06(d). Failure to give such notice shall not, in any event, constitute a Default or an Event of Default hereunder, but (i) the applicable deadline for delivering written notice of an election pursuant to Section 2.06(d) shall be extended by the number of days such notice is delinquent pursuant to this clause (9), until such notice is given and (ii) the Lender, in delivering such election notice, may specify a date for prepayment of the Loans which is later than the Put Date but no more than thirty (30) days after the date of such election notice.

(10) General information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Lender may from time to time reasonably request.

Section 5.09 Use of Proceeds. Use the proceeds of the Loans solely as provided in Section 2.08.

Section 5.10 Taxes. Pay and cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

ARTICLE VI

NEGATIVE COVENANTS

So long as the Loans shall remain unpaid or the Lender shall have any requirement to make a Loan under this Agreement, the Borrower agrees as follows:

Section 6.01 Limitations on Additional Indebtedness.

(a) The Borrower shall not, and shall not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to, Incur any Indebtedness including Acquired Indebtedness; provided that the Borrower and the Restricted Subsidiaries may Incur Indebtedness, including Acquired Indebtedness, if, after giving effect thereto and the application of the proceeds therefrom, either (i) the Borrower’s Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0 or (ii) the ratio of Adjusted Indebtedness of the Borrower and the Restricted Subsidiaries to Adjusted Consolidated Tangible Net Worth is less than 7.5 to 1.

(b) Notwithstanding the foregoing, Section 6.01(a) shall not prevent:

(i) the Borrower or any Restricted Subsidiary from Incurring (A) Refinancing Indebtedness or (B) Non-Recourse Indebtedness;

(ii) the Borrower from Incurring (A) Indebtedness under this Agreement or any of the other Loan Documents or (B) Indebtedness under other cash collateralized loan agreements not to exceed $137,500,000;

(iii) the Borrower or any Restricted Subsidiary from Incurring Indebtedness under Credit Facilities not to exceed the greater of $250.0 million and 15.0% of Consolidated Tangible Assets of the Borrower;

(iv) the Borrower and its Restricted Subsidiaries from Incurring Indebtedness under any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money);

(v) any Restricted Subsidiary from guaranteeing Indebtedness of the Borrower or any other Restricted Subsidiary, or the Borrower from guaranteeing Indebtedness of any Restricted Subsidiary, in each case permitted to be Incurred hereunder (other than Non-Recourse Indebtedness);

(vi) (a) any Restricted Subsidiary from Incurring Indebtedness owing to the Borrower or any other Restricted Subsidiary that is a Wholly-Owned Subsidiary; provided that such Indebtedness shall only be permitted pursuant to this clause (vi)(a) for so long as the Person to whom such Indebtedness is owing is the Borrower or a Restricted Subsidiary that is a Wholly-Owned Subsidiary and (b) the Borrower from Incurring Indebtedness owing to any Restricted Subsidiary that is a Wholly-Owned Subsidiary; provided that (I) such Indebtedness is subordinated to the Obligations, and (II) such Indebtedness shall only be permitted pursuant to this clause (vi)(b) for so long as the Person to whom such Indebtedness is owing is a Restricted Subsidiary that is a Wholly-Owned Subsidiary;

(vii) the Borrower and any Restricted Subsidiary from Incurring Indebtedness under Capitalized Lease Obligations or purchase money obligations, in each case Incurred for the purpose of acquiring or financing all or any part of the purchase price or cost of construction or improvement of property or equipment used in the business of the Borrower or such Restricted Subsidiary, as the case may be, in an aggregate amount at any time outstanding not to exceed $50.0 million;

(viii) the Borrower or any Restricted Subsidiary from Incurring obligations for, pledge of assets in respect of, and guaranties of, bond financings of political subdivisions or enterprises thereof in the ordinary course of business;

(ix) the Borrower or any Restricted Subsidiary from incurring Indebtedness owed to a seller of entitled land, lots under development or finished lots under the terms of which the Borrower or such Restricted Subsidiary, as obligor, is required to make a payment upon the future sale of such land or lots; and

(x) the Borrower or any Restricted Subsidiary from Incurring Indebtedness in an aggregate principal amount at any time outstanding not to exceed $100.0 million.

(c) The Borrower shall not, directly or indirectly, in any event Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Borrower unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Obligations to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Borrower.

(d) For purposes of determining compliance with this Section 6.01 hereof, in the event an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses of this Section 6.01, the Borrower, in its sole discretion, shall classify such item of Indebtedness in any manner that complies with this Section 6.01 and may from time to time reclassify such item of Indebtedness in any manner in which such item could be Incurred at the time of such reclassification.

Section 6.02 Limitations on Secured Indebtedness.

(a) Notwithstanding any Indebtedness that may be incurred under Section 6.01, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or guarantee any Secured Indebtedness unless the Obligations are equally and ratably secured with (or on a senior basis to, if the Secured Indebtedness is subordinated Indebtedness) the Secured Indebtedness. Notwithstanding the foregoing, this Section 6.02(a) shall not prohibit the creation, incurrence, assumption or guarantee of Secured Indebtedness that is secured by:

(i) Liens on model homes, homes held for sale, homes that are under contract for sale, or any option, contract or other agreement to sell an asset;

(ii) Liens on property acquired by the Borrower or a Restricted Subsidiary and Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that in each case such Liens (a) were in existence prior to the contemplation of such acquisition, merger or consolidation and (b) do not extend to any asset other than those of the Person merged with or into or consolidated with the Borrower or the Restricted Subsidiary or the property acquired by the Borrower or the Restricted Subsidiary;

(iii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(iv) purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests);

(v) Liens on cash or Cash Equivalents securing, and not exceeding the amount of, Indebtedness (and related obligations) incurred pursuant to Section 6.01(b)(ii); or

(vi) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Borrower or one or more Restricted Subsidiaries.

Secured Indebtedness permitted pursuant to clauses (i) through (vi) of this Section 6.02(a) includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part of Secured Indebtedness permitted at the time of the original incurrence thereof.

(b) Any Lien created for the benefit of the Lender pursuant to paragraph (a) of this Section 6.02 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing such other obligations.

(c) Notwithstanding anything to the contrary in this Section 6.02, the Borrower and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Indebtedness, without equally or ratably securing the Obligations, if immediately thereafter the aggregate principal amount of all Secured Indebtedness outstanding (excluding (a) Secured Indebtedness permitted under clauses (i) through (vi) of paragraph (a) of this Section 6.02 and (b) any Secured Indebtedness in relation to which the Obligations have been equally and ratably secured) as of the date of determination would not exceed the greater of (i) $700.0 million and (ii) 40% of Consolidated Tangible Assets.

(d) Notwithstanding anything to the contrary in this Agreement, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens on all or any part of the Collateral.

Section 6.03 Limitations on Restricted Payments.

(a) The Borrower shall not, and shall not cause or permit any of its Restricted Subsidiaries to, make any Restricted Payment, directly or indirectly, after the date hereof if at the time of such Restricted Payment:

(i) the amount of such proposed Restricted Payment (the amount of such Restricted Payment, if other than in cash, shall be determined in good faith by a majority of the disinterested members of the Board of Directors of the Borrower), when added to the aggregate amount of all Restricted Payments (excluding Restricted Payments permitted by paragraph (b) of this Section 6.03) declared or made after the Closing Date exceeds the sum of:

(A) $200.0 million, plus

(B) 50% of the Borrower’s Consolidated Net Income accrued during the period (taken as a single period) commencing on the first day of the fiscal quarter in which the Covenant Trigger Date occurs and ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment is to occur (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such aggregate deficit); provided, that for purposes of this calculation, if a Covenant Trigger Date occurs as the result of the Borrower achieving the Net Income Threshold, the Covenant Trigger Date will be deemed to have occurred as of the first day of the second fiscal quarter included in calculating such Net Income Threshold, plus

(C) the net cash proceeds derived from the issuance and sale of Capital Stock of the Borrower and its Restricted Subsidiaries (or any capital contribution to the Borrower or a Restricted Subsidiary) that is not Disqualified Stock (other than a sale to, or a contribution by, a Subsidiary of the Borrower) after the Closing Date, plus

(D) 100% of the principal amount of, or, if issued at a discount, the accreted value of, any Indebtedness of the Borrower or a Restricted Subsidiary which is issued (other than to a Subsidiary of the Borrower) after the Closing Date that is converted into or exchanged for Capital Stock of the Borrower that is not Disqualified Stock, plus

(E) 100% of the aggregate amounts received by the Borrower or any Restricted Subsidiary from the sale, disposition or liquidation (including by way of dividends) of any Investment (other than to any Subsidiary of the Borrower and other than to the extent sold, disposed of or liquidated with recourse to the Borrower or any of its Subsidiaries or to any of their respective properties or assets) but only to the extent (x)

not included in clause (B) above and (y) that the making of such Investment constituted a permitted Restricted Investment (to the extent the Investment was made after the Closing Date), plus

(F) 100% of the principal amount of, or if issued at a discount, the accreted value of, any Indebtedness or other obligation that is the subject of a guarantee by the Borrower which is released (other than due to a payment on such guarantee) after the Closing Date, but only to the extent that such guarantee constituted a permitted Restricted Payment, plus

(G) with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Closing Date, and only to the extent not included in clause (B) above), an amount equal to the lesser of (x) the proportionate interest of the Borrower or a Restricted Subsidiary in an amount equal to the excess of (I) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of Book Value and Fair Market Value thereof, over (II) the total liabilities of such Subsidiary, determined in accordance with GAAP, and (y) the amount of the Restricted Payment deemed to be made upon such Subsidiary’s designation as an Unrestricted Subsidiary; or

(ii) the Borrower would be unable to incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in Section 6.01 hereof; or

(iii) a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

(b) Notwithstanding the foregoing, this Section 6.03 shall not prohibit:

(i) the payment of any dividend within sixty (60) days after the date of declaration thereof if the payment thereof would have complied with the limitations hereof on the date of declaration;

(ii) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement of shares of the Borrower’s Capital Stock or the Borrower’s or a Restricted Subsidiary’s Indebtedness for, or out of the net proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Borrower) of, other shares of its Capital Stock (other than Disqualified Stock), provided that the proceeds of any such sale shall be excluded in any computation made under Section 6.03(a)(i)(C) above;

(iii) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness, including premium, if any, with the proceeds of Refinancing Indebtedness; or

(iv) other Restricted Payments made after the Closing Date in an amount not to exceed $50.0 million in the aggregate.

Section 6.04 Limitations on Mergers and Consolidations. The Borrower shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Loan Documents (as an entirety or substantially in one transaction or series of related transactions), to any Person (in each case other than with the Borrower or another Restricted Subsidiary that is a Wholly-Owned Subsidiary) unless:

(i) the Person formed by or surviving such consolidation or merger (if other than the Borrower), or to which such sale, lease, conveyance or other disposition or assignment shall be made (collectively, the “Successor”), is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes all of the Obligations of the Borrower under the Loan Documents; and

(ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

Clauses (i) and (ii) of this Section 6.04 will not apply to any transaction the purpose of which is to change the state of organization of the Borrower.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events shall occur:

(1) The Borrower shall fail to pay (a) the principal of the Note as and when due and payable or (b) interest on the Note within five (5) Business Days after the same is due and payable;

(2) Any representation or warranty made or deemed made by the Borrower in any Loan Document or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

(3) The Borrower shall fail to perform or observe any term, covenant, or agreement contained in Article V or VI hereof, and such failure shall continue for a period of thirty (30) consecutive days after delivery of written notice thereof from the Lender to the Borrower;

(4) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Borrower that has an outstanding principal amount of $25.0 million or more in the aggregate;

(5) the failure by the Borrower to make any principal or interest payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Borrower with an outstanding aggregate amount of $25.0 million or more within five (5) days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness); provided, that if such failure to pay shall be remedied, waived or extended, then the Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by the Borrower;

(6) A final judgment or judgments that exceed $25.0 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Borrower and such judgment or judgments is not satisfied, stayed, annulled or rescinded within sixty (60) days of being entered;

(7) The Borrower pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(D) makes a general assignment for the benefit of its creditors;

(8) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Borrower as debtor in an involuntary case;

(B) appoints a Custodian of the Borrower or a Custodian for all or substantially all of the property of the Borrower; or

(C) orders the liquidation of the Borrower and the order or decree remains unstayed and in effect for sixty (60) days;

(9) Except with respect to releases of Liens permitted under this Agreement, any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any Affiliate of the Borrower shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(10) The Borrower shall default in the observance or performance of any term, covenant or agreement contained in any Security Document and such default shall continue unremedied for thirty (30) consecutive days after the delivery of notice thereof from the Lender to the Borrower;

then the following provisions shall apply:

(i) if any Event of Default described in Section 7.01(7) or (8) occurs, the obligations of the Lender to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Event of Default occurs, the Lender may terminate or suspend the Obligations of the Lender to make Loans hereunder or declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(ii) At any time while an Event of Default is continuing, the Lender may, from time to time, apply funds in the Cash Collateral Account to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lender under the Loan Documents.

(iii) At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Commitment has been terminated, any funds remaining in the Cash Collateral Account shall be returned by the Lender to the Borrower or paid to whomever may be legally entitled thereto at such time.

(iv) If within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lender to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.01(7) or (8)) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Lender (in its sole discretion) may, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(v) Upon the occurrence and during the continuance of any Event of Default, the Lender may exercise any and all remedies provided under any of the Security Documents or otherwise provided by law.

Section 7.02 Set-Off. In addition to the rights provided to the Lender under the Security Documents, upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Note held by the Lender or any other Loan Document, irrespective of whether or not the Lender shall have made any demand under this Agreement or the Note held by the Lender or such other Loan Document and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 7.02 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.02 Notices, Etc.

(a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified at its address for notices set forth on its signature page to this Agreement, or at such other address as shall be notified in writing.

(b) All notices, demands, requests, consents and other communications described in Section 8.02(a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, and (iii) if delivered by electronic mail or any other telecommunication device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in Section 8.02(a); provided, however, that notices and communications to the Lender pursuant to Article II shall not be effective until received by the Lender.

(c) Notwithstanding Sections 8.02(a) and (b) (unless the Lender requests that the provisions of Sections 8.02(a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Lender by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Lender to marni.mcmanus@citi.com, timicka.c.anderson@citi.com and adriene.jackson@citi.com or such other electronic mail address (or similar means of electronic delivery) as the Lender may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Lender to deliver any Approved Electronic Communication to the Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Section 8.03 No Waiver. No failure or delay on the part of the Lender in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The making of a Loan notwithstanding, the existence of a Default or Event of Default shall not constitute any waiver or acquiescence of such Default or Event of Default, and the making of any Loan notwithstanding any failure or inability to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence with respect to such conditions precedent with respect to any subsequent Loans. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

Section 8.04 Costs, Expenses, and Taxes.

(a) Subject to the terms of the Fee Letter, the Borrower agrees to reimburse the Lender for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the preparation, negotiation, execution, delivery, review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Lender for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Lender which attorneys may be employees of the Lender) paid or incurred by the Lender or the Arranger in connection with the collection of the Obligations and enforcement of the Loan Documents, including during any workout or restructuring in respect of the Loan Documents.

(b) The Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failing to pay such taxes and fees.

(c) The Lender represents and warrants to the Borrower that, at the date of this Agreement, (i) its Lending Office is entitled to receive payments of principal, interest, and fees hereunder without deduction or withholding for or on account of any taxes imposed by the United States or any political subdivision thereof and (ii) it is permitted to take the actions described in the preceding sentence under the laws and any applicable double taxation treaties of the jurisdictions specified in the preceding sentence.

(d) This Section 8.04 shall survive termination of this Agreement.

Section 8.05 Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

Section 8.06 Indemnity. The Borrower hereby agrees to defend, indemnify, and hold the Lender and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (each an “Indemnified Party”) harmless from and against all claims, damages, judgments, penalties, costs, and expenses (including reasonable attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, in each case relating to or arising out of the Loan Documents or the transactions contemplated thereby, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person, other than claims, damages, judgments, penalties, costs and expenses arising as a result of any Indemnified Party’s willful misconduct or gross negligence as determined by a court of competent jurisdiction by a final and nonappealable judgment. This indemnity shall survive termination of this Agreement.

Section 8.07 CHOICE OF LAW. THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 8.08 Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic image shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.10 Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

Section 8.11 CONSENT TO JURISDICTION.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY AND COUNTY OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF

VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(b) THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN SUCH ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT BY THE MAILING (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) OF COPIES OF SUCH PROCESS TO AN APPOINTED PROCESS AGENT OR THE BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 8.02. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING CONTAINED IN THIS SECTION 8.11 SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

Section 8.12 WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL ACTION OR PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 8.13 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 8.14 No Fiduciary Duty. The relationship between the Borrower and the Lender shall be solely that of borrower and lender. The Lender shall have no fiduciary responsibilities to the Borrower. The Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 8.15 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that the Information may be disclosed (a) to its respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Lender or any of its Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.15, to (i) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (ii) to any rating agency when required by it, (iii) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.15 or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries. For purposes of this Section 8.15, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information shall be deemed confidential unless it is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.16 USA Patriot Act Notification. The Lender, to the extent subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

Section 8.17 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the no party hereto shall assert, and each such party hereby waives, any claim against all other parties hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby and the Loans or the use of the proceeds thereof.

Section 8.18 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder or under the other Loan Documents (other than by an assignment to an Affiliate of the Lender or by means of a participation) without the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed (and any attempted assignment or transfer by the Lender without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 8.19 Pledge to Federal Reserve Bank. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written.

BEAZER HOMES USA, INC.

By:	/s/ Allan P. Merrill
	Name:	Allan P. Merrill
	Title:	Executive Vice President & Chief Financial Officer

Address for Notices

1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328
Attention: President
Tel: (770) 829-3700
Fax: (770) 481-0431

[Signature Page to Credit Agreement]

CITIBANK, N.A., as the Lender

By:	/s/ Marni McManus
Name:	Marni McManus
Title:	Managing Director

Address for Notices

For matters relating to loan operations or payments:

Citibank, N.A.
1615 Brett Road, Building III
New Castle, DE 19720
Attn: Adrieane Jackson
Tel: (302) 323-5888
Fax: (212) 994-0847
Email: adriene.jackson@citi.com

For matters relating to the credit agreement:

Citibank, N.A.
388 Greenwich St.
32 Floor
New York, NY 10013
Attn: Marni McManus
Tel: (212) 816-7461
Fax: (646) 291-1183
Email: marni.mcmanus@citi.com

[Signature Page to Credit Agreement]

Schedule I

SUBSIDIARIES OF BORROWER

Wholly-Owned Subsidiaries

Subsidiary	State of Incorporation/Formation

Subsidiaries of Beazer Homes USA, Inc.

Beazer Homes Holdings Corp.	Delaware

Beazer Mortgage Corporation	Delaware

Homebuilders Title Services, Inc.	Delaware

Homebuilders Title Services of Virginia, Inc.	Virginia

Security Title Insurance Company	Vermont

Beazer Homes Capital Trust I1	Delaware

Subsidiaries of Beazer Homes Holdings Corp.

April Corporation	Colorado

Beazer Allied Companies Holdings, Inc.	Delaware

Beazer General Services, Inc.	Delaware

Beazer Homes Corp.	Tennessee

Beazer Homes Sales, Inc.	Delaware

Beazer Homes Texas Holdings, Inc.	Delaware

Beazer Realty Los Angeles, Inc.	Delaware

Beazer Realty Sacramento, Inc	Delaware

Beazer SPE, LLC	Georgia

[1]	Beazer Homes Capital Trust I is a statutory trust that the Borrower is the beneficiary of but does not exercise control over.

Sched. I-1

Subsidiaries of Beazer Homes Corp.

Arden Park Ventures, LLC	Florida

Beazer Clarksburg, LLC	Maryland

Beazer Commercial Holdings, LLC	Delaware

Beazer Homes Investments, LLC	Delaware

Beazer Homes Michigan, LLC	Delaware

Beazer Realty Corp.	Georgia

Beazer Realty, Inc	New Jersey

Beazer/Squires Realty, Inc.	North Carolina

Dove Barrington Development LLC	Delaware

Elysian Heights Potomia, LLC	Virginia

Ridings Development LLC	Delaware

Subsidiaries of Beazer Homes Investments, LLC

Beazer Homes Indiana Holdings Corp.	Delaware

Beazer Realty Services, LLC	Delaware

Paragon Title, LLC	Indiana

Subsidiaries of Beazer Homes Texas, L.P.

BH Procurement Services, LLC	Delaware

Subsidiaries of Beazer Clarksburg,LLC

Clarksburg Arora, LLC	Maryland

Subsidiaries of Clarksburg Arora, LLC

Clarksburg Skylark, LLC	Maryland

Sched. I-2

Indirect Wholly-Owned Subsidiaries

Subsidiary	State of Incorporation/ Formation	% Ownership

Beazer Homes Indiana, LLP	Indiana	Beazer Homes Investments, LLC – 98% Beazer Homes Indiana Holdings Corp. – 1% Beazer Homes Corp. – 1%

Beazer Homes Texas, L.P.	Delaware	Beazer Homes Texas Holdings, Inc. – 1% Beazer Homes Holdings Corp. – 99%

BH Building Products, LP	Delaware	Beazer Homes Texas, L.P. – 99% BH Procurement Services, LLC – 1%

Trinity Homes, LLC	Indiana	Beazer Homes Investments, LLC – 50% Beazer Homes Indiana LLP – 50%

United Home Insurance Company, A Risk Retention Group	Vermont	Beazer Homes Holdings Corp. – 26.50% Beazer Homes Texas Holdings, Inc. – 27.29% Beazer Homes Corp. – 46.22%

Sched. I-3

Exhibit A

FORM OF NOTE

$	[ ]

FOR VALUE RECEIVED, the undersigned, BEAZER HOMES USA, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of CITIBANK, N.A. (the “Lender”), at the Lender’s office located at 388 Greenwich St., New York, NY 10013 (or at such other office as the Lender may from time to time designate in writing), in lawful money of the United States and in immediately available funds, the principal amount of                      Dollars ($                ) or the aggregate unpaid principal amount of all Loans made to the Borrower by the Lender pursuant to the Credit Agreement and outstanding on the Maturity Date, whichever is less, and to pay interest from the date of this Note, in like money, at said office for the account of the Lender’s Lending Office, at the time and at a rate per annum as provided in the Credit Agreement. The Lender is hereby authorized by the Borrower, but is not required, to endorse on the schedule attached to this Note held by it the amount of each Loan and payment of principal amount received by the Lender for the account of its Lending Office on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Lender; provided, however, that the failure to make such notation with respect to any Loan or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

This Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of November 16, 2010, between the Borrower and the Lender (which, as it may be amended, modified, renewed or extended from time to time, is herein called the “Credit Agreement”). Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

The Borrower hereby agrees to pay all reasonable costs and expenses (including reasonable attorney’s fees and expenses) paid or incurred by the holder of this Note in the collection of any principal or interest payable under this Note or the enforcement of this Note or any other Loan Documents.

This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law (other than Section 5-1401 of the General Obligations Law of the State of New York).

Ex. A-1

BEAZER HOMES USA, INC.

By:
Name:
Title:

Ex. A-2

SCHEDULE TO NOTE

Date Made or Paid	Amount of Principal Paid	Unpaid Principal Balance of Note	Name of Person Making Notation

Ex. A-3

Exhibit B

FORM OF CERTIFICATE FOR BORROWING

This Certificate is delivered pursuant to the Credit Agreement dated as of November 16, 2010 between Beazer Homes USA, Inc. and Citibank, N.A. (as amended, supplemented, or modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement. This certification is delivered in connection with a notice requesting a Borrowing under Section 2.02 of the Credit Agreement.

The Borrower hereby requests a Borrowing of $[            ] under the Credit Agreement to be made on [                    ], 201    .

The undersigned, in his/her capacity as [                                ] of the Borrower, hereby certifies as follows:

1. The representations and warranties contained in Article IV of the Credit Agreement are correct in all material respects on and as of the date of such Borrowing as though made on and as of such date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct in all material respects as of such earlier date.

2. No Default or Event of Default has occurred and is continuing and would result from such Borrowing.

3. Both before and after giving effect to such Borrowing, the Borrower will be Solvent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as an officer of the Borrower, and not in the undersigned’s individual capacity, as of the              day of                     , 201    .

By:
Name:
	Title:	[ ] of Beazer Homes USA, Inc.

Ex. B-1